UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2005

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive

West Point, Georgia 31833

(Address of principal executive offices)

Registrant’s telephone number, including area code: (706) 385-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

ITC^DeltaCom, Inc. (the “Company”) is continuing to assess the effects of Hurricane Katrina on its operations in affected markets in Louisiana, Mississippi, Alabama and Florida. The Company’s service to these markets was disrupted as widespread power outages, damage and flooding affected the Company’s communications network, resulting in significant interruption of service to customers in the New Orleans and Biloxi/Gulfport and Hattiesburg, Mississippi markets. For the quarter ended June 30, 2005, the New Orleans, Biloxi/Gulfport and Hattiesburg markets accounted for an estimated two percent of the Company’s consolidated revenues of approximately $134.1 million.

The Company’s communications network and services were also affected to a lesser degree in its markets in Mobile, Alabama, Pensacola, Florida, Baton Rouge, Lafayette and Lake Charles, Louisiana, and Jackson and Tupelo, Mississippi. Service to customers in these markets has been largely restored.

The Company has made intensive efforts to restore service to its affected customers as quickly as practicable under the circumstances. As of the date of this report, however, the widespread damage and human and economic dislocations resulting from the hurricane have prevented resumption of service to all but a small number of customers in the New Orleans, Biloxi/Gulfport and Hattiesburg markets. The Company expects in the foreseeable future to face continuing restrictions in those affected markets from reduced customer operations and demand for service, employee availability, and availability of network facilities and services from other service providers, including BellSouth and Entergy.

Although the Company did not sustain significant property damage, the Company will incur additional costs to make repairs to its communications network, restore service, and redeploy operational and sales personnel. The Company’s assessment of these financial impacts is continuing. The Company maintains property and business interruption insurance and believes that a portion of the costs it will incur in connection with the hurricane will be covered by insurance, but the nature and extent of insurance coverage is still being evaluated.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2005	ITC^DELTACOM, INC.

	By:	/s/ Richard E. Fish, Jr.
Richard E. Fish, Jr.
Chief Financial Officer
(Duly Authorized Officer)

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